EXHIBIT 99.01

Philip Talamo, Investor Relations 212.969.2383 ir@alliancebernstein.com	John Meyers, Media 212.969.2301 john.meyers@alliancebernstein.com

News Release

AllianceBernstein Builds a Presence in Commercial Real Estate

New York, NY, September 14, 2009 – AllianceBernstein announces the establishment of a real-estate investment unit that will be led by two highly regarded industry veterans with a combined 40 years of experience. This initiative will enable the firm and its clients to capitalize on real-estate opportunities around the world.

Brahm Cramer, previously Co-Head of the Goldman Sachs Group, Inc.’s Real Estate Principal Investment Area, a group responsible for investing over $24 billion in 35 countries since its inception in 1991, will join AllianceBernstein in the first quarter of 2010. Jay Nydick will join AllianceBernstein after serving as President of iStar Financial, a leading commercial real-estate company, since 2004.

AllianceBernstein’s entry into the direct real-estate market will improve its ability to deliver superior investment returns to its clients. The firm sees widespread opportunities in many real-estate markets as the economic and capital-market downturn has undermined valuations for a multitude of properties—even those with sound long-term prospects.

Mr. Cramer and Mr. Nydick collectively have extensive expertise in both private and public real-estate markets, structured finance, commercial mortgages and corporate capital markets. Both have led teams that built successful, global, multi-billion dollar businesses with operations in a variety of product areas.

“I’ve had the opportunity to work with both Brahm and Jay in the past,” said Peter S. Kraus, Chairman and Chief Executive Officer of AllianceBernstein. “They’re both outstanding investors—their real-estate expertise and research-driven approach will be great additions to our firm.”

AllianceBernstein expects to have an opportunistic, US-focused real-estate offering for its high-net-worth and institutional clients by mid 2010, followed by both core and global offerings. These real-estate services will complement the firm’s deep research and investment platforms in fixed-income and growth and value equities. The additional resources will also provide a deeper perspective on real-estate markets, thereby enhancing the firm’s existing investment research on securitized real-estate debt and equity.

Mr. Cramer joined Goldman Sachs in 1990 and became partner in 2002.  He most recently served as Co-Head of Goldman Sachs' Real Estate Principal Investment Area (REPIA) with oversight of the US business, and co-chaired the investment committees for Whitehall and several sector-specific real-estate funds. He also served on Goldman Sachs’ firm-wide Risk Committee.

Mr. Cramer has extensive experience in real-estate debt and equity acquisitions dating back to Resolution Trust Corporation auctions in the early 1990s, and as a real-estate investment banker advising on restructuring transactions in the mid-1990s. In 1996, while based in Paris, he was a key architect of Goldman's highly successful European real-estate acquisitions business before returning to the US in 1999.

Mr. Nydick joined iStar Financial, Inc. as President in 2004. Initially he was primarily responsible for identifying, evaluating and executing strategic expansion opportunities for the company. These businesses grew under his leadership to over $10 billion of diverse assets in both the US and international markets. Most recently at iStar, Mr. Nydick was responsible for the firm’s Investments Platform and Operations Divisions, which includes new investments, asset management, construction management, risk management, servicing and workouts of distressed real-estate.

Previously, Mr. Nydick spent 14 years with Goldman Sachs during which time he held a variety of senior level positions including: co-leading the firm’s Non-Japan Asia Corporate Finance, Mergers and Acquisitions, and Real Estate Investment Banking business for four years; serving as a key member of the US Real Estate Investment Banking Group; co-heading the firm’s Lodging and Gaming business; and participating in both the Debt Capital Markets and Derivatives Groups. Mr. Nydick has an extensive and broad-based real-estate background, having been in the industry since the late 1980s. During his career, he has been involved in a wide range of transactions in a diversity of markets.

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Selecting Mr. Cramer and Mr. Nydick to lead this exciting new opportunity exemplifies AllianceBernstein’s long-standing commitment to retaining high-quality, experienced professionals who are fully dedicated to providing clients with superior investment performance.

About AllianceBernstein
AllianceBernstein is a leading global investment management firm that offers high-quality research and diversified investment services to institutional clients, individuals and private clients in major markets around the world.  AllianceBernstein employs more than 500 investment professionals with expertise in growth equities, value equities, fixed income securities, blend strategies and alternative investments and, through its subsidiaries and joint ventures, operates in more than 20 countries.  AllianceBernstein’s research disciplines include fundamental research, quantitative research, economic research and currency forecasting capabilities.  Through its integrated global platform, AllianceBernstein is well-positioned to tailor investment solutions for its clients. AllianceBernstein also offers independent research, portfolio strategy and brokerage-related services to institutional investors.

At June 30, 2009, AllianceBernstein Holding L.P. owned approximately 34.8% of the issued and outstanding AllianceBernstein Units and AXA, one of the largest global financial services organizations, owned an approximate 64.2% economic interest in AllianceBernstein.

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Cautions regarding Forward-Looking Statements
Certain statements provided by management in this news release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks, uncertainties, and other factors that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. The most significant of these factors include, but are not limited to, the following: the performance of financial markets, the investment performance of sponsored investment products and separately managed accounts, general economic conditions, industry trends, future acquisitions, competitive conditions, and government regulations, including changes in tax regulations and rates and the manner in which the earnings of publicly-traded partnerships are taxed. We caution readers to carefully consider such factors. Further, such forward-looking statements speak only as of the date on which such statements are made; we undertake no obligation to update any forward-looking statements to reflect events or circumstances after the date of such statements. For further information regarding these forward-looking statements and the factors that could cause actual results to differ, see “Risk Factors” and “Cautions Regarding Forward-Looking Statements” in our Form 10-K for the year ended December 31, 2008 and Form 10-Q for the quarter ended June 30, 2009. Any or all of the forward-looking statements that we make in this news release, Form 10-K, Form 10-Q, other documents we file with or furnish to the SEC, and any other public statements we issue, may turn out to be wrong. It is important to remember that other factors besides those listed in “Risk Factors” and “Cautions Regarding Forward-Looking Statements”, and those listed above, could also adversely affect our revenues, financial condition, results of operations and business prospects.

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